CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm", and to the use of our report dated December 10, 2007, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Premier Worldwide Growth Fund, Inc.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
February 26, 2008